EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333- 218917 on Form S-8 of our report dated May 23, 2023, relating to the consolidated financial statements of PetMed Express, Inc. and its subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2023.

/s/ RSM US LLP

Fort Lauderdale, Florida
August 30, 2023